Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASCENT ENERGY INC.

The name of this corporation is “Ascent Energy Inc.” (the “Corporation”).

The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 9, 2001.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Ascent Energy Inc.”

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1. Authorized Capital Stock. The Corporation shall be authorized to issue [•] shares of capital stock, consisting of two classes: [•] shares of common stock, par value $0.001 per share (“Common Stock”), and [•] shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Section 4.2. Preferred Stock. The authorized shares of Preferred Stock may be issued in one or more series. Subject to any provision made in this Article IV fixing and determining the designations, powers, rights and preferences of any series of Preferred Stock, the Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. Except as otherwise provided by law or by a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 4.3. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by any Preferred Stock Designation, the holders of Common Stock shall have the exclusive right to vote for the members of the Board (the “Directors”) and for all other purposes (“Total Voting Power”). Cumulative voting shall not be permitted in the election of Directors or otherwise, subject to the rights of any Preferred Stock as set forth in a Preferred Stock Designation. Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Board out of funds legally available for that purpose.

Section 4.4. Registered Owners. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

THE BOARD

Section 5.1. Number, Election and Terms of Directors. Subject to the rights of any Preferred Stock as set forth in a Preferred Stock Designation, the number of directors (each, a “Director,” and collectively, the “Directors”) that constitute the entire Board shall be fixed from time to time by a majority of the total number of authorized Directors, whether or not there exists any vacancy in previously authorized directorships, and the Directors (other than those Directors elected by the holders of any series of Preferred Stock pursuant to a Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes: Class I, Class II and Class III, which shall be as equal in number as possible; provided, however, that from and after the first date as of which the Corporation has a class or series of capital stock registered under the Securities and Exchange Act of 1934, as amended, the number of Directors that constitute the entire Board shall be not less than three nor more than fifteen. Each such Director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such Director was elected; provided, however, that the Directors first elected to Class I shall serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, the Directors first elected to Class II shall serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, and the Directors first elected to Class III shall serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. Each Director shall hold office until the annual meeting of stockholders at which such Director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

At such annual election, other than with respect to the Preferred Stock Directors, the Directors chosen to succeed those whose terms then expire shall be of the same class as the Directors they succeed, unless, by reason of any intervening changes in the authorized number of Directors, the Board shall have designated one or more directorships whose terms then expire as directorships of another class in order to more nearly achieve equality of number of Directors among the classes.

In the event of any changes in the authorized number of Directors, each Director then continuing to serve shall nevertheless continue as a Director of the class of which he is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board shall specify the class to which a newly created directorship shall be allocated.

Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

Section 5.2. Removal Of Directors. No Director, other than Preferred Stock Directors, shall be removed from office as a Director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of Directors, voting together as a single class. Except as set forth in this Article V, Directors shall not be subject to removal.

Section 5.3. Vacancies. Subject to any requirements of law to the contrary, other than with respect to Preferred Stock Directors, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Other than with respect to Preferred Stock Directors, no decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

Section 5.4. Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the provisions of a Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board.

ARTICLE VII

AMENDMENT OF CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation or the Bylaws or by applicable law, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article IX and Article X, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Except as such may be limited by a Preferred Stock Designation with respect to the rights of a series of Preferred Stock, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of such stockholders, including the election of directors, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the voting power of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at an annual or special meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who would have been entitled to notice of the meeting, had a meeting been held.

ARTICLE IX

LIMITED LIABILITY OF DIRECTORS

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if and to the extent required by the DGCL, as amended from time to time, for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

ARTICLE X

BUSINESS OPPORTUNITIES

Section 10.1 Definitions. As used in this Article X, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any specified person, (i) any Subsidiary (as defined below) of such person; (ii) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; (iii) any other person that owns, directly or indirectly, 10% or more of such specified person’s capital stock; (iv) any officer or director of (A) any such specified person, (B) any subsidiary of such specified person, or (C) any person described in clause (ii) or (iii) above; or (v) any heir or legatee or other person having a relationship with any natural person by blood, marriage or adoption not more remote than first cousin or any person directly or indirectly controlling or controlled by or under common control with such other person described in this clause (v). For purposes of this definition, (x) ”control” with respect to any specified person, means the possession of the power, whether or not exercised, to direct or cause the direction of the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing and (y) the Corporation and its Subsidiaries shall not be deemed to be Affiliates of a non-employee director of the Corporation.

(b) “Corporate Opportunity” shall mean an investment or business opportunity or prospective economic advantage (i) that the Corporation is financially able, contractually permitted and legally able to undertake, (ii) that is, from its nature, the same as or similar to the Corporation’s business or the business of any Subsidiary of the Corporation, and (iii) in which the Corporation could, but for the provisions of this Article X, have an interest or expectancy.

(c) “Subsidiary” shall mean any corporation, partnership, joint venture or other legal entity of which such person (either directly or through or together with any other Subsidiary of such person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

Section 10.2 Competing Activities. Except as otherwise expressly agreed to in writing by the Corporation (i) any non-employee director of the Corporation, any such director’s Affiliates and any such Affiliates’ respective officers, directors, managers, agents, stockholders, members, partners and employees, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation’s business or the business of any Subsidiary of the Corporation, (ii) neither the Corporation, any Subsidiary of the Corporation nor any stockholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

Section 10.3 Corporate Opportunities.

(a) If any non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such person (i) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (ii) shall have the right to hold any such Corporate Opportunity for such director’s (and/or such director’s Affiliates and such Affiliates’ respective officers’, directors’, managers’, agents’, stockholders’, members’, partners’ or employees’) own account or to recommend, sell, assign or transfer such Corporate Opportunity to persons other than the Corporation or any Subsidiary of the Corporation, and (iii) shall not breach any fiduciary duty to the Corporation, in such person’s capacity as a director of the Corporation or otherwise, by reason of the fact that such person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another person, or does not communicate information regarding such Corporate Opportunity to the Corporation; provided, however that the foregoing shall not apply to a Corporate Opportunity described in clauses (A) or (B) of Section 10.3(b)(1).

(b) In the event that a non-employee director of the Corporation acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for the Corporation or any of its Subsidiaries and for such non-employee director or any of such director’s Affiliates, such non-employee director shall have fully satisfied and fulfilled the fiduciary duty of such director to the Corporation and its stockholders with respect to such Corporate Opportunity, if such director acts in a manner consistent with the following policy:

(1) A Corporate Opportunity offered to any person who is a non-employee director of the Corporation shall belong to the Corporation if (A) such opportunity is presented to such person solely in his or her capacity as a director of the Corporation or (B) such opportunity is identified by a non-employee director or any such director’s Affiliates or any of such Affiliates’ respective directors, officers, managers, agents, stockholders, members or partners solely through the disclosure of information by or on behalf of the Corporation.

(2) Otherwise, such Corporate Opportunity shall belong to such non-employee director of the Corporation.

Section 10.4 Notice to Holders. Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

Section 10.5 Amendments. Neither the alteration, amendment or repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise prior to such alteration, amendment, repeal or adoption.

IN WITNESS WHEREOF, Ascent Energy Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this day of             , 2006.

Terry W. Carter
President and Chief Executive Officer